Exhibit 10.19

RESTRICTED STOCK UNIT GRANT AGREEMENT

1.                                      Grant of Award.  The Compensation Committee (the “Committee”) of the Board of Directors of World Fuel Services Corporation, a Florida corporation (the “Company”) has awarded to Ira M. Birns (the “Participant”), effective as of March 15, 2010 (the “Grant Date”), 19,780 restricted stock units (the “RSUs”) corresponding to the same number of shares (the “Shares”) of the Company’s common stock, par value US$0.01 per share (the “Common Stock”).  The RSUs have been granted under the Company’s 2006 Omnibus Plan, as amended and restated (the “Plan”), which is incorporated herein for all purposes, and the grant of RSUs shall be subject to the terms, provisions and restrictions set forth in this Agreement and the Plan.  As a condition to entering into this Agreement, and as a condition to the issuance of any Shares (or any other securities of the Company), the Participant agrees to be bound by all of the terms and conditions set forth in this Agreement and in the Plan.

2.                                      Definitions.  Capitalized terms and phrases used in this Agreement shall have the meaning set forth below. Capitalized terms used herein and not defined in this Agreement, shall have the meaning set forth in the Plan.

(a)                                 “Cause” means:

(i)                                     the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or any Subsidiary,

(ii)                                  any violation or breach by the Participant of his or her employment agreement, consulting or other similar agreement with the Company or any Subsidiary, if any,

(iii)                               any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or any Subsidiary,

(iv)                              any violation or breach by the Participant of the Company’s Code of Corporate Conduct and Ethics or any other Company policy,

(v)                                 any act by the Participant of dishonesty or bad faith with respect to the Company or any Subsidiary,

(vi)                              use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or

(viii)                        the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Subsidiary.

The good faith determination by the Committee of whether the Participant’s employment or service was terminated for “Cause” shall be final and binding for all purposes hereunder.

(b)                                 “Disability” means the inability of the Participant, due to illness, accident or any other physical or mental incapacity, to perform his or her employment duties for the Company and its Subsidiaries for an aggregate of one hundred eighty (180) days within any period of twelve (12) consecutive months.

(c)                                  “Termination Date” means the date on which the Participant is no longer an employee of the Company or any Subsidiary.

3.                                      Vesting and Forfeiture of Shares.

(a)                                 Subject to the provisions of this Section 3, if the Participant is continuously employed by the Company or any Subsidiary from the Grant Date through and until the dates (the “Vesting Date”) set forth in the vesting schedule attached hereto as Exhibit A (the “Vesting Schedule”), then the RSUs shall become vested as set forth in the Vesting Schedule on the applicable Vesting Date.  Except as otherwise provided in this Section 3, there shall be no proportionate or partial vesting of the RSUs prior to the applicable Vesting Date.

(b)                                 The vesting of the RSUs shall be accelerated if and to the extent provided in this Section 3(b):

(i)                                     The RSUs shall immediately vest upon the occurrence of a Change of Control of the Company while the Participant is employed by the Company or any Subsidiary.  Notwithstanding the foregoing, if in the event of a Change of Control the successor company assumes or substitutes the RSUs as of the date of the Change of Control, then the vesting of the RSUs that are assumed or substituted shall not be so accelerated as a result of such Change of Control.  For this purpose, the RSUs shall be considered assumed or substituted only if (1) the RSUs that are assumed or substituted vest at the times that such RSUs would vest pursuant to this Agreement, and (2) following the Change of Control, the RSUs confer the right to receive for each unvested RSU held immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received by holders of Shares in the transaction constituting a Change of Control for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the vesting of any RSU will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change of Control.  The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(ii)                                  In the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to the Vesting Date due to the Participant’s death or Disability, the Participant shall immediately vest in a pro-rated portion of the RSUs that would have vested if the Participant had remained employed by the Company or any Subsidiary through the next applicable Vesting Date following the Participant’s death or Disability, and the balance of the RSUs shall be immediately forfeited.

(iii)                               In the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to the Vesting Date by the Company and its Subsidiaries without Cause, the Participant shall vest in a pro-rated portion of the RSUs on the later of (a) the Vesting Date and (b) the second anniversary of the Termination Date (the “Restricted Period”); provided, however, that such vesting shall be conditioned upon (x) the Participant’s execution, within 30 days of the Termination Date, of a separation agreement (which includes a release, confidentiality provisions, and restrictive covenants against competition) substantially in the form attached hereto as Exhibit “A” (“Separation Agreement”), and (y) the Participant’s compliance with such Separation Agreement during the Restricted Period. Any RSUs in excess of the pro-rated portion shall be immediately forfeited upon the Termination Date. The pro-rata portion of the RSUs which may vest pursuant to this Section 3(b)(iii) shall be immediately forfeited upon any breach by the Participant during the Restricted Period of the Separation Agreement.  Nothing in this Section 3 or this Agreement shall be deemed to limit or modify the non-competition, confidentiality or non-solicitation restrictions that the Participant is already subject to, which restrictions shall continue to be separately enforceable in accordance with their terms.

(c)                                  For purposes of clauses (b)(ii) and (b)(iii), the pro-rated portion shall be calculated by multiplying the number of RSUs by a fraction, the numerator of which shall be the number of days which have elapsed between the most recent elapsed Vesting Date and the Termination Date, and the denominator of which shall be the total number of days between the most recent elapsed Vesting Date and the Vesting Date following the Participant’s death or Disability; provided, however, that if the Termination Date occurs before the first Vesting Date set forth in the Vesting Schedule, then the numerator shall be the number of days which have elapsed between the Grant Date and the Termination Date, and the denominator shall be the total number of days between the Grant Date and the next applicable Vesting Date following the Termination Date.

(d)                                 In the event that the Participant’s employment with the Company or any Subsidiary is terminated prior to the applicable Vesting Date for any reason other than the Participant’s death or Disability or by the Company without Cause, then the Participant shall immediately forfeit all of the unvested RSUs. Termination of employment with the Company to accept immediate re-employment with a Subsidiary, or vice-versa, or termination of employment with a Subsidiary to accept immediate re-employment with a different Subsidiary, shall not be deemed termination of employment for purposes of this Section 3.

4.                                    Adjustment. The number of RSUs are subject to adjustment by the Committee in the event of any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of the Common Stock or the payment of a stock dividend on Common Stock, or any other increase or decrease in the number of Shares effected without receipt or payment of consideration by the Company.

5.                                      Settlement of RSUs.

(a)                                 Delivery of Stock.  The Company shall deliver the Shares corresponding to the vested RSUs to the Participant within 30 days of the applicable Vesting Date.

(b)                                 Acceleration of Delivery upon a Change of Control.  In the event that a Change of Control occurs and such Change of Control satisfies the requirements of Section

409A(a)(2)(A)(v) of the Internal Revenue Code (the “Code”), then the Company shall deliver to the Participant the Shares corresponding to the RSUs upon the occurrence of or immediately after such Change in Control, unless the successor company will assume or substitute another award for the award covered by this Agreement in the manner described in Section 3(b) hereof in connection with such Change of Control.

(c)                                  Death of Participant. By written notice to the Company’s Secretary, the Participant may designate a beneficiary or beneficiaries to whom any vested RSUs shall be transferred upon the death of the Participant. In the absence of such designation, or if no designated beneficiary survives Participant, such vested RSUs shall be transferred to the legal representative of the Participant’s estate. No such transfer of the RSUs, or the right to convert the Shares corresponding to such RSUs or the conversion of any portion thereof into Common Stock, shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof, (ii) a copy of the will and/or such evidence as the Committee deems necessary to establish the validity of such transfer or right to convert, and (iii) an executed agreement by the transferee, administrator, or executor (as applicable) to (a) comply with all the terms of this Agreement that are or would have been applicable to the Participant and (b) be bound by the acknowledgements made by the Participant in connection with this grant.

(d)                                 Settlement Conditioned Upon Satisfaction of Tax Obligations.  Notwithstanding the foregoing, the Company’s obligation to deliver Shares pursuant to this Section 5 shall be subject to, and conditioned upon, satisfaction of the Participant’s obligations relating to the applicable federal, state, local and foreign withholding or other taxes pursuant to Section 9 hereof.

6.                                      Rights with Respect to Shares Represented by RSUs.

(a)                                 No Rights as Shareholder until Delivery.  Except as otherwise provided in this Section 6, the Participant shall not have any rights, benefits or entitlements with respect to any Shares subject to this Agreement unless and until the Shares have been delivered to the Participant.  On or after delivery of the Shares, the Participant shall have, with respect to the Shares delivered, all of the rights of a shareholder of the Company, including the right to vote the Shares and the right to receive all dividends, if any, as may be declared on the Shares from time to time.

(b)                                 Dividend Equivalents.

(i)                                     Cash Dividends.  As of each date on which the Company pays a cash dividend with respect to its Shares, the Company shall credit to a bookkeeping account (the “Cash Account”) for the Participant an amount equal to the cash dividend that would have been payable with respect to the Shares corresponding to the RSUs, excluding any RSUs which have been forfeited, as if those Shares had been issued and outstanding as of the dividend payment date.  Upon the vesting of any RSUs hereunder, the Participant shall vest in and have the right to receive that portion of the Cash Account which relates to any such vested RSUs. The value of the Participant’s Cash Account shall vest and be distributable to the Participant at the same time as the Shares corresponding to the vested RSUs are distributed to the Participant.

(ii)                                  Stock Dividends.  As of each date on which the Company pays a stock dividend with respect to its Shares, the Shares corresponding to the RSUs shall be increased by the stock dividend that would have been payable with respect to the Shares that correspond to the RSUs, and shall be subject to the same vesting requirements as the RSUs to which they relate and, to the extent vested, shall be distributed at the same time as the Shares corresponding to the vested RSUs are distributed.

7.                                      Transfers.  The Participant may not, directly or indirectly, sell, pledge or otherwise transfer any RSUs or any rights with respect to the Cash Account.

8.                                      Registration Statement.  The Participant acknowledges and agrees that the Company has filed a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), to register the Shares under the 1933 Act. The Participant acknowledges receipt of the Prospectus prepared by the Company in connection with the Registration Statement. Prior to conversion of the RSUs into Shares, the Participant shall execute and deliver to the Company such representations in writing as may be requested by the Company in order for it to comply with the applicable requirements of federal and state securities law.

9.                                      Taxes; Potential Forfeiture.

(a)                                 Payment of Taxes.  On or prior to the date on which any Shares corresponding to any vested RSUs are delivered or the Participant’s vested Cash Account is paid, the Participant shall remit to the Company an amount sufficient to satisfy any applicable federal, state, local and foreign withholding or other taxes. No certificate for any Shares corresponding to any RSUs which have vested, uncertificated shares or any cash attributable to the Participant’s Cash Account, shall be delivered or paid to the Participant until the foregoing obligation has been satisfied.

(b)                             Alternative Payment Methods and Company Rights.  The Company may, at its option, permit the Participant to satisfy his or her obligations under this Section 9, by tendering to the Company a portion of the Shares that otherwise would be delivered to the Participant pursuant to the RSU.  In the event that the Participant fails to satisfy his or her obligations under this Section 9, the Participant agrees that the Company shall have the right to satisfy such obligations on the Participant’s behalf by taking any one or more of the following actions (such actions to be in addition to any other remedies available to the Company): (1) withholding payment of any fees or any other amounts payable to the Participant (2) selling all or a portion of the Shares underlying the RSUs in the open market, or (3) withholding and canceling all or a portion of the Shares corresponding to the vested RSUs. Any acquisition of Shares corresponding to RSUs by the Company as contemplated hereby is expressly approved by the Committee as part of the approval of this Agreement.

(c)                              Forfeiture for Failure to Pay Taxes.  If and to the extent that (i) the Participant fails to satisfy his or her obligations under this Section 9 and (ii) the Company does not exercise its right to satisfy those obligations under the preceding sentence with respect to any RSUs or any portion of the vested Cash Account within 30 days after the date on which the Shares corresponding to the vested RSUs or vested Cash Account otherwise would be delivered pursuant to Section 5(a), (b) or (c) hereof or within 30 days after the date on which the vested Cash Account otherwise would be paid pursuant to Section 6(b) hereof, as applicable, the Participant immediately forfeits any rights with respect to the portion of the RSUs or vested Cash Account to which such failure relates.

10.                               No Effect on Employment.  Except as otherwise provided in the Participant’s employment agreement, if any, the Participant’s employment with the Company and any Subsidiary is on an at-will basis only. Accordingly, subject to the terms of such employment agreement, nothing in this Agreement or the Plan shall confer upon the Participant any right to continue to be employed by the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to terminate the employment of the Participant at any time for any lawful reason whatsoever or for no reason, with or without cause and with or without notice. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company.

11.                               Stock Retention Policy.  The Participant understands that the Committee has adopted a policy that requires the Participant to retain ownership of one-half (50%) of the Shares underlying the RSUs acquired by the Participant hereunder (net of the number of Shares which would need to be sold to satisfy any applicable taxes owed upon vesting), for a period of five (5) years after vesting of such Shares (or until the Participant’s employment with, and services for, the Company and its Subsidiaries terminates, if earlier).  The Participant agrees to comply with such policy and any modifications thereof that may be adopted by the Committee from time to time.

12.                               Stock Ownership Policy.  The Participant understands that the Committee has adopted a policy that requires the Participant to own a multiple of the Participant’s base salary, determined by leadership level, in Common Stock.  The Participant agrees to comply with such policy and any modifications thereof that may be adopted by the Committee from time to time.

13.                               Other Benefits.  Except as provided below, nothing contained in this Agreement shall affect the Participant’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Subsidiary.

14.                               Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15.                               Plan Governs.  This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

16.                               Governing Law/Jurisdiction.  The validity and effect of this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

17.                               Committee Authority.  The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

18.                               Captions.  The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

19.                               Agreement Severable.  In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

20.                               Miscellaneous.  This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. This Agreement and the Plan can be amended or terminated by the Company to the extent permitted under the Plan. Amendments hereto shall be effective only if set forth in a written statement or contract executed by a duly authorized member of the Committee. The Participant shall at any time and from time to time after the date of this Agreement, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may reasonably be required to give effect to the terms hereof, or otherwise to satisfy and perform Participant’s obligations hereunder.

21.                               Compliance with Section 409A.

(a)                                 If and to the extent that the Committee believes that the RSUs or rights to the Cash Account may constitute a “nonqualified deferred compensation plan” under Section 409A of the Code, the terms and conditions set forth in this Agreement (and/or the provisions of the Plan applicable thereto) shall be interpreted in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of the Participant, may amend this Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines necessary or appropriate to comply with applicable requirements of Section 409A of the Code.

(b)                                 If and to the extent required to comply with Section 409A of the Code:

(i)                                     Payments or delivery of Shares under this Agreement may not be made earlier than (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in this Agreement at the date of the deferral of such compensation, or (y) a “change in the ownership or effective control” of the corporation, or in the “ownership of a substantial portion of the assets” of the corporation;

(ii)                                  The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service; and

(iii)                         If the Participant is a “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to this Agreement.

(c)                                  Notwithstanding the foregoing, the Company does not make any representation to the Participant that the RSUs awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary for any tax, additional tax, interest or penalties that the Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, that either is consented to by the Participant or that the Company reasonably believes should not result in a violation of Section 409A of the Code, is deemed to violate any of the requirements of Section 409A of the Code.

22.                               Unfunded Agreement.   The rights of the Participant under this Agreement with respect to the Company’s obligation to distribute Shares corresponding to vested RSUs and the value of the Participant’s vested Cash Account, if any, shall be unfunded and shall not be greater than the rights of an unsecured general creditor of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

WORLD FUEL SERVICES CORPORATION

By:	/s/ Michael Kasbar

Name:	Michael Kasbar

Title:	President and Chief Operating Officer

PARTICIPANT

Signature:	/s/ Ira M. Birns

Print Name:	Ira M. Birns

EXHIBIT “A”

VESTING SCHEDULE

6,593 RSUs shall vest if Participant remains continuously employed by the Company or a Subsidiary through and until March 15, 2013.

6,593 RSUs shall vest if Participant remains continuously employed by the Company or a Subsidiary through and until March 15, 2014.

6,594 RSUs shall vest if Participant remains continuously employed by the Company or a Subsidiary through and until March 15, 2015.